EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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       For Additional Information Contact:
       David B. Barbour, President and Chief Executive Officer
       Lisah M. Frazier, Chief Operating Officer and Chief Financial Officer
       (606) 326-2800
       Fax (606) 326-2801
       www.classicbank.com

         CLASSIC BANCSHARES, INC. DECLARES A TEN PERCENT STOCK DIVIDEND

            Ashland, Kentucky, -- October 22, 2003 -- Classic Bancshares, Inc. (NASDAQ - CLAS) announced today that the Company has declared a 10% stock dividend payable on or about November 17, 2003 to shareholders of record on November 3, 2003. Under the terms of the stock dividend, Company shareholders will receive 1 share for every 10 shares held on the record date. Fractional shares created by the stock dividend will be paid in cash.

            The par value of the Company's stock will not be affected and will remain at $.01 per share. The Company anticipates that the number of outstanding shares after the stock dividend will increase from approximately 1,334,151 shares to approximately 1,467,566 shares.

            Classic Bancshares, Inc. also announced that the Company would pay a quarterly cash dividend of $.08 per share. The dividend will be payable on November 20, 2003 to shareholders of record on November 6, 2003.

            Classic Bancshares, Inc. is headquartered in Ashland, Kentucky and has one subsidiary, Classic Bank. Classic Bank operates at 344 Seventeenth Street, Ashland, Kentucky with nine branch offices located in Boyd, Carter, Greenup and Johnson counties in Kentucky and Lawrence County, Ohio.